Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221333

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 11, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 8, 2017)

600,000 Shares

Common Stock

Unitil Corporation is offering 600,000 shares of its common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.” The last reported sale price of our common stock on December 8, 2017 was $50.18 per share.

Investing in our common stock involves risks that are described in the section entitled Risk Factors beginning on page S-9 of this prospectus supplement and on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Unitil Corporation	$	$

We also have granted the underwriters an option to purchase up to an additional 90,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

The shares of common stock will be ready for delivery on or about December     , 2017.

Joint Book-Running Managers

RBC CAPITAL MARKETS	BOFA MERRILL LYNCH

Co-Manager

JANNEY MONTGOMERY SCOTT

December     , 2017

Unitil

energy for life

ME
Augusta
Montpelier
VT
NH
Portland
Atlantic Ocean
Portsmouth
Concord
Hampton
Fitchburg
Boston
MA

OUR SERVICE AREAS: Electric Gas Mix Granite State Pipeline Office

Prospectus Supplement

Accompanying Prospectus

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (i) this prospectus supplement, which describes the specific details regarding this offering; and (ii) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement.

In this prospectus supplement, the “company,” “Unitil,” “we,” “us,” and “our” refer to Unitil Corporation and its subsidiaries, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information regarding our company, our common stock and the financial statements and notes to those statements included in this prospectus or incorporated by reference in this prospectus by reference to our other filings with the Securities and Exchange Commission (the “SEC”). We urge you to read this entire prospectus and the documents incorporated by reference herein carefully, especially the risks of investing in our common stock, which are discussed in the section entitled Risk Factors in this prospectus, before making an investment decision.

Who We Are

We are a public utility holding company. The following companies are subsidiaries of Unitil:

•	Unitil Energy Systems, Inc. (“Unitil Energy”);

•	Fitchburg Gas and Electric Light Company (“Fitchburg”);

•	Northern Utilities, Inc. (“Northern Utilities”);

•	Granite State Gas Transmission, Inc. (“Granite State”);

•	Unitil Power Corp. (“Unitil Power”);

•	Unitil Realty Corp. (“Unitil Realty”);

•	Unitil Service Corp. (“Unitil Service”); and

•	Unitil Resources, Inc. (“Unitil Resources”) and its subsidiaries.

Unitil and its subsidiaries are subject to comprehensive regulation by federal and state utility regulatory authorities, including regulation as a holding company system by the Federal Energy Regulatory Commission (“FERC”) under the Energy Policy Act of 2005.

Our principal business is the local distribution of natural gas and electricity throughout our service territories in the states of New Hampshire, Massachusetts and Maine. Unitil is the parent company of three distribution utilities: (i) Unitil Energy, which provides electric service in the southeastern seacoast and state capital regions of New Hampshire, including the capital city of Concord; (ii) Fitchburg, which provides both natural gas and electric service in the greater Fitchburg area of north central Massachusetts; and (iii) Northern Utilities, which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England. In addition, Unitil is the parent company of Granite State, an interstate natural gas transmission pipeline company that provides interstate natural gas pipeline access and transportation services to Northern Utilities in its New Hampshire and Maine service territories. Together, our three local distribution utilities serve approximately 105,000 electric customers and 80,000 natural gas customers in their service areas.

Substantially all of our revenue and earnings are derived from our regulated gas and electric utility businesses. Our three local distribution utilities deliver natural gas and/or electricity to all customers in their service areas at base rates and associated charges established under cost of service regulation. Under this regulatory structure, our distribution utilities recover the revenue requirement derived from the cost of providing distribution services to their customers and an authorized rate of return on their capital investments in utility assets.

Unitil’s customers have the opportunity to purchase their natural gas or electric supply directly from third-party suppliers and to have that supply delivered to them by our local distribution utilities. Most residential customers and small and medium-sized commercial customers, however, continue to purchase their natural gas and electricity supply directly from our local distribution utilities as they are the providers of basic or default service energy supply. We recover the approved cost of purchased natural gas and electricity from our customers in rates on a fully reconciling basis. As a result of this reconciling rate structure for energy supply, our utility earnings are not affected by changes in the cost of purchased natural gas and electricity. Rather, our utility earnings are substantially derived from the return on investment we earn on our regulated utility distribution assets, which are dedicated to the delivery of natural gas and electricity to customers.

A fifth utility subsidiary, Unitil Power, formerly functioned as the full requirements wholesale power supply provider for Unitil Energy, but currently has limited business and operating activities. In connection with the implementation of electric industry restructuring in New Hampshire, Unitil Power ceased being the wholesale supplier of Unitil Energy in 2003 and divested substantially all of its long-term power supply contracts through the sale of the entitlements to the electricity associated with those contracts.

Unitil also has three other wholly owned non-utility subsidiaries: (i) Unitil Service; (ii) Unitil Realty; and (iii) Unitil Resources. Unitil Service provides, at cost, a variety of administrative and professional services, including regulatory, financial, accounting, human resources, engineering, operations, technology and energy supply management services on a centralized basis to its affiliated Unitil companies. Unitil Realty owns and manages our corporate office in Hampton, New Hampshire and leases this facility to Unitil Service under a long-term lease arrangement. Unitil Resources is our wholly owned non-regulated subsidiary. Usource, Inc. and Usource L.L.C. (collectively, “Usource”) are wholly owned subsidiaries of Unitil Resources. Usource provides energy brokering and advisory services to a national client base of large commercial and industrial customers.

Our total operating revenue was $383.4 million for the twelve months ended December 31, 2016 and $290.8 million for the nine months ended September 30, 2017. Earnings applicable to common shareholders for the twelve months ended December 31, 2016 were $27.1 million and for the nine months ended September 30, 2017 were $17.8 million. We had total assets of $1,179.9 million at September 30, 2017, including an investment in net utility plant assets of $946.7 million.

Business Strategy

Our principal business is the local distribution of natural gas and electricity throughout our service areas in New England. Our mission is to provide Energy for Life — safely, reliably, cost-effectively and responsibly — to a growing number of customers with a high-performing workforce. To achieve this mission, we focus on four principal strategies:

Customers. We strive to provide exceptional customer service by strengthening our interaction and communication with our customers. We invest in information technology systems and employee training to enhance our customers’ experience of doing business with us. We also seek to uphold our public image among our customers and other key constituents by proactively committing to be a sustainable business in good standing in the communities we serve.

Operations. We are committed to providing safe and reliable delivery of natural gas and electricity to our customers and to ensuring that plans, procedures and alternatives are in place to respond to and recover from natural disasters and unintended business disruptions. We seek to optimize our operational performance and investment strategy to achieve desired service levels for our customers while minimizing the life-cycle cost of utility assets and achieving a fair return on investment.

Regulation. We manage the complex and evolving regulatory environment with the goal of achieving authorized returns on a growing level of utility investments and the full recovery of our cost to serve. We also seek to maintain strong working relationships with our regulators and stay actively engaged in policy formation and the regulatory processes.

Growth. We seek to continue to expand our distribution businesses by adding new customers and investing in our local natural gas and electric delivery systems. We strive to maximize opportunities for the growth of our existing utility operations and plan to continue to pursue strategic opportunities to expand our service areas and customer base to complement our organic growth. We also strive to grow our non-regulated business, Usource, by continuing to increase brokering and advisory services to new and existing customers.

Our Key Strengths

We believe our key strengths have enabled us to successfully meet our obligations to customers, grow our business profitably and create shareholder value. These strengths include:

Regulated Local Distribution Utility Business Model. Our principal business is the local distribution of natural gas and electricity to residential customers and commercial and industrial customers throughout our service areas. Our earnings are principally derived from the return on investment we earn on our gas and electric distribution utility assets. Our combined gas and electric investment in net utility plant assets has grown nearly 10% annually since 2008 driven by customer additions and distribution system improvements, betterments and additions. We operate in three different regulatory jurisdictions in addition to the FERC, which have collectively provided constructive regulatory treatment supporting our utility operations. We have in place decoupling rate mechanisms for both our gas and electric businesses in Massachusetts, which eliminates the dependency of our revenues to the changes in the volume of electric and natural gas sales that may result from fluctuations in the weather, energy conservation and other economic factors. We also employ capital cost recovery mechanisms across all our regulatory jurisdictions to recover the revenue requirements associated with specified annual capital additions without the need to file full rate cases.

Growing Service Areas and Customer Base. Our operations are located in the southeastern seacoast and state capital regions of New Hampshire, the greater Fitchburg area of north central Massachusetts, and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England. These service areas provide a diverse and growing customer base. Since our acquisition of Northern Utilities in 2008, we have grown our natural gas customer base by over 15% and our non-decoupled weather-normalized gas sales have grown by over 22% by connecting new residential customers and commercial and industrial customers to our system and converting existing customers from alternate fuels (such as propane and heating oil) to natural gas. We have added several large energy users, including healthcare, educational and hospitality facilities located throughout our service areas. We believe economic development is significant in our service areas and unemployment rates in our operating states are below the national average.

Diversified Natural Gas and Electric Operations. In the twelve-month period ended September 30, 2017, our sales margin was split about evenly between natural gas and electricity sales. Our customers are a diversified mix of residential customers and commercial and industrial customers, with no single customer representing more than 2.5% of our total sales. In the twelve-month period ended September 30, 2017, 48%

of our total utility operating revenue was from residential customers, while 52% was from commercial and industrial customers. Our sales to our largest commercial and industrial customers are not concentrated in one industry segment but vary, including government facilities, large retail outlets, colleges, hospitals and a broad range of commercial and industrial companies reflecting the diverse nature of the communities that we serve. We believe we have ample opportunities to continue to grow our natural gas operations. We have on-going investment in cast iron and bare steel replacement across our natural gas service areas. Our customer growth reflects our relatively low customer penetration rate of 60% along our existing distribution mains and our system expansion projects including the installation of over 170 miles of new distribution mains since 2008. We also have implemented strategies to extend our system into under-served areas near our existing facilities and a Targeted Area Buildout program designed to extend natural gas service to whole new service areas in towns and cities. In addition, we have significant opportunities to grow our electric operations, provide industry-leading electric service reliability and pursue grid modernization initiatives which would significantly increase our electric utility distribution assets in the future.

Dividend Strength. Since our incorporation in 1984, we have continuously paid quarterly dividends, and we have never reduced our dividend rate. At its January 2017 meeting, our Board of Directors raised the quarterly dividend on our common stock to $0.36 per share, increasing the effective annual dividend rate by $0.02 to $1.44 per share. We expect to maintain our current dividend policy and to consider future increases consistent with our Board of Directors’ regular assessment of our performance.

Experienced Management Team. Our senior management team is highly experienced in the utility industry. Our senior management team as a whole averages approximately 31 years of experience in the industry and 23 years of experience with us.

Recent Developments

On November 1, 2017, several of our utility subsidiaries issued $90 million collectively of long-term debt. The net proceeds from these offerings were used to refinance higher cost long-term debt maturing in 2017, to repay short-term debt and for general corporate purposes. The financial impact of these offerings is shown in the section entitled Capitalization in this prospectus.

* * *

Our principal executive office is located at 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 and our telephone number is (603) 772-0775.

Summary Historical Consolidated Financial Information

The following tables contain summary historical consolidated financial information, including per share information, for each of the periods, or as of the dates, indicated.

The summary historical consolidated financial information should be read in conjunction with our audited financial statements and the related notes, our unaudited interim financial statements and the related notes and the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K for the year ended December 31, 2016 and our Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference into this prospectus supplement. See the section entitled Where You Can Find More Information in this prospectus supplement. Our financial results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for an entire year.

Sales of natural gas and the related results of operations can be significantly affected by seasonal weather conditions. Annual revenues are substantially realized during the heating season as a result of higher sales of natural gas due to cold weather. Accordingly, our operating results historically are most favorable in the first and fourth calendar quarters. Fluctuations in seasonal weather conditions between years may have a significant effect on our results of operations and cash flows.

Sales of electricity are generally less sensitive to weather than natural gas sales, but may also be affected by weather conditions in both the winter and summer seasons.

The summary historical consolidated financial information as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, was derived from our consolidated financial statements as filed with the SEC in our Annual Report on Form 10-K for the year ended December 31, 2016, which statements, as of such dates and for such periods, were audited by Deloitte & Touche LLP and which statements are incorporated by reference in this prospectus supplement. See the section entitled Where You Can Find More Information in this prospectus supplement.

The summary historical consolidated financial information as of and for the nine months ended September 30, 2017 and 2016 was derived from our unaudited consolidated financial statements as filed with the SEC in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which statements are incorporated by reference in this prospectus supplement. See the section entitled Where You Can Find More Information in this prospectus supplement.

Condensed Financial Data: (in millions except share and per share data):

	(unaudited) For the Nine Months Ended September 30,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
Gas Revenues	$131.9	$124.1	$181.2	$202.6	$201.4
Cost of Gas Sales	56.6	52.4	77.6	100.7	104.0

Gas Sales Margin	75.3	71.7	103.6	101.9	97.4
Electric Revenues	154.4	150.4	196.1	218.0	218.7
Cost of Electric Sales	84.3	84.3	108.0	132.5	137.9

Electric Sales Margin	70.1	66.1	88.1	85.5	80.8
Usource Revenues	4.5	4.6	6.1	6.2	5.7

Total Sales Margin	149.9	142.4	197.8	193.6	183.9

Operation & Maintenance Expenses	53.0	48.6	66.3	67.1	64.6
Depreciation, Amortization, Property Taxes & Other	50.9	50.0	66.5	62.9	59.7
Interest Expense, Net	17.1	16.7	22.5	21.9	20.9

Income Before Income Taxes	28.9	27.1	42.5	41.7	38.7

Income Tax Expense	11.1	10.2	15.4	15.4	14.0

Net Income	$17.8	$16.9	$27.1	$26.3	$24.7

Earnings Per Common Share Data:
Earnings Per Common Share (Basic and Diluted)	$1.27	$1.21	$1.94	$1.89	$1.79
Common Stock Data:
Shares of Common Stock — (Diluted Weighted Average Outstanding, 000’s)	14,063	13,998	13,996	13,920	13,847
Dividends Declared Per Share(1)	$1.08	$1.065	$1.42	$1.40	$1.38
Book Value Per Share (Period-End)	$21.11	$20.40	$20.82	$20.20	$19.62

Consolidated Balance Sheet Data (in millions):

	(unaudited) As of September 30,		As of December 31,
	2017	2016	2016	2015
Net Utility Plant	$946.7	$861.0	$883.4	$808.9
Total Assets	$1,179.9	$1,072.4	$1,128.2	$1,038.8
Capitalization:
Common Stock	$298.1	$286.9	$292.9	$282.6
Preferred Stock	0.2	0.2	0.2	0.2
Long-Term Debt, Less Current Portion	303.6	335.0	316.8	305.5

Total Capitalization	$601.9	$622.1	$609.9	$588.3

Current Portion of Long-Term Debt	$29.8	$17.0	$16.8	$17.1
Short-Term Debt	$111.9	$36.9	$81.9	$42.0

(1)	The company declared and paid three quarterly dividends on its common stock in the nine months ended September 30, 2016 and 2017. The company typically declares and pays quarterly dividends once each quarter.

The Offering

Common stock offered by us	600,000 shares (690,000 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock outstanding after this offering	14,724,721 shares (14,814,721 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We intend to use the net proceeds from this offering (including the proceeds from any exercise by the underwriters of their option to purchase additional shares) to make equity capital contributions to our regulated utility subsidiaries (primarily to our regulated natural gas subsidiary), to repay short-term debt and for general corporate purposes. See the section entitled Use of Proceeds in this prospectus supplement.

Current annual dividend	$1.44 per share. Since our incorporation in 1984, we have continuously paid quarterly dividends and we have never reduced our dividend rate. We expect to maintain our current dividend policy. See the section entitled Price Range of Common Stock and Dividends in this prospectus supplement.

Risk factors	An investment in our common stock involves risk. Please see the section entitled Risk Factors in this prospectus supplement, as well as the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference into this prospectus supplement.

Stock exchange symbol	Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

The number of shares of our common stock shown above to be outstanding after this offering is based on the number of shares outstanding as of December 8, 2017, and excludes 422,435 shares reserved for issuance pursuant to our Dividend Reinvestment Plan, our Tax Deferred Savings and Investment Plan and our Second Amended and Restated 2003 Stock Plan.

Unless we indicate otherwise, the share information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares. See the section entitled Underwriting in this prospectus supplement.

RISK FACTORS

Before making an investment in shares of our common stock, you should carefully consider the risks described below and the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have identified a number of these risks in (i) our Annual Report on Form 10-K for the year ended December 31, 2016 (including in the section entitled Risk Factors in Part I, Item 1A therein) and (ii) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, each of which is incorporated by reference into this prospectus supplement. See the section entitled Where You Can Find More Information in this prospectus supplement. In addition, you should carefully consider the risks and uncertainties listed under the section entitled Cautionary Statement about Forward-Looking Statements in this prospectus supplement.

Risks Relating to Our Business

For a description of risks relating to our business, please see our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, each of which is incorporated by reference into this prospectus supplement.

Risks Relating to this Offering

Our stock price may decline when our results decline or when events occur that are adverse to us or our industry. You can expect the market price of our common stock to decline when our results decline or at any time when events actually or potentially adverse to us or the natural gas and electric industry occur. Our common stock price may decline to a price below the price you paid to purchase your shares of common stock in this offering.

Substantial sales of our common stock could cause our stock price to decline. If we or our existing shareholders sell a large number of shares of our common stock or the public market perceives that we or our existing shareholders might sell shares of our common stock, the market price of our common stock could significantly decline. All of the shares offered by this prospectus supplement will be freely tradable without restriction or further registration under the federal securities laws unless purchased by an “affiliate,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). The outstanding shares subject to lock-up agreements between each of our directors and our executive officers and the underwriters may be sold 90 days after the date of this prospectus supplement, except as noted in the section entitled Underwriting in this prospectus supplement. Significant shareholders who are neither directors nor executive officers are not subject to lock-up agreements.

The proposed sale and issuance of common stock will reduce the proportionate share of the holdings of our current shareholders. As of December 8, 2017, we had 14,124,721 shares of common stock outstanding. If the proposed sale and issuance of common stock is consummated, we will have approximately 14,724,721 shares of common stock outstanding (14,814,721 shares if the underwriters exercise their option to purchase additional shares in full). As a result, our shareholders’ proportionate holding in us would be reduced by approximately 4.07% (4.66% if the underwriters exercise their option to purchase additional shares in full).

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents we incorporate by reference herein contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference herein, including, without limitation, statements regarding the financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our or our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those described in the section entitled Risk Factors in this prospectus supplement and the following:

•

our regulatory environment (including regulations relating to climate change, greenhouse gas emissions and other environmental matters), which could affect the rates we are able to charge, our authorized rate of return and our ability to recover costs in our rates;

•	fluctuations in the supply of, demand for, and the prices of energy commodities and transmission and transportation capacity and our ability to recover energy commodity costs in our rates;

•	customers’ preferred energy sources;

•	severe storms and our ability to recover storm costs in our rates;

•	our stranded electric generation and generation-related supply costs and our ability to recover stranded costs in our rates;

•

declines in the valuation of capital markets, which could require us to make substantial cash contributions to cover our pension obligations, and our ability to recover pension obligation costs in our rates;

•

general economic conditions, which could adversely affect (i) our customers and, consequently, the demand for our distribution services, (ii) the availability of credit and liquidity resources and (iii) certain of our counterparty’s obligations (including those of our insurers and lenders);

•	our ability to obtain debt or equity financing on acceptable terms;

•	increases in interest rates, which could increase our interest expense;

•	restrictive covenants contained in the terms of our and our subsidiaries’ indebtedness, which restrict certain aspects of our business operations;

•	variations in weather, which could decrease demand for our distribution services;

•	long-term global climate change, which could adversely affect customer demand or cause extreme weather events that could disrupt our electric and natural gas distribution services;

•	numerous hazards and operating risks relating to our electric and natural gas distribution activities, which could result in accidents and other operating risks and costs;

•	catastrophic events;

•	our ability to retain our existing customers and attract new customers;

•	our energy brokering customers’ performance and energy used under multi-year energy brokering contracts; and

•	increased competition.

Many of these risks are beyond our control. You should assume that the information appearing in this prospectus supplement and the documents incorporated by reference herein is accurate only as of their respective dates. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $28.6 million, after deducting the underwriting discount and our estimated offering expenses, based on an assumed public offering price of $50.18 per share (the closing price of our common stock on the New York Stock Exchange on December 8, 2017). If the underwriters exercise their option to purchase additional shares in full, we will receive approximately $4.3 million of additional proceeds, based on the assumed public offering price.

We intend to use the net proceeds from this offering (including the proceeds from any exercise by the underwriters of their option to purchase additional shares) to make equity capital contributions to our regulated utility subsidiaries (primarily to our regulated natural gas subsidiary), to repay short-term debt and for general corporate purposes.

CAPITALIZATION

The table below shows our capitalization as of September 30, 2017:

•	on an actual consolidated basis; and

•	on a pro forma basis to give effect to:

•

the receipt of net proceeds of $89.3 million from the sale and issuance of $90 million collectively of senior notes by Northern Utilities ($50.0 million), Fitchburg ($25.0 million) and Granite State ($15.0 million) through a private placement marketing process to institutional investors, which closed on November 1, 2017, less issuance costs of $0.7 million. The Company used the net proceeds from the issuance to refinance higher cost long-term debt maturing in 2017 (specifically, several sinking fund payments, including $1.5 million of Unitil Energy 8.49% senior notes in October 2017, $1.9 million of Fitchburg 6.75% senior notes in November 2017, $10.0 million of Northern Utilities 6.95% senior notes in December 2017, and $3.3 million of Granite State 7.15% senior notes in December 2017), to repay short-term debt and for general corporate purposes; and

•

the receipt of the estimated net proceeds of $28.6 million from the issuance of 600,000 shares of common stock in this offering at an assumed public offering price of $50.18 per share (the closing price of our common stock on the New York Stock Exchange on December 8, 2017) less estimated issuance costs of $1.5 million, and the application of the estimated net proceeds from this offering. See the section entitled Use of Proceeds in this prospectus supplement. You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	(unaudited) As of September 30, 2017
	Actual	Adjustments for November 1, 2017 Issuance of Senior Unsecured Notes	Adjustments for this Offering	Pro Forma
	(in millions)
Common Stock	$298.1	$—	$28.6	$326.7
Preferred Stock	0.2	—	—	0.2
Long-Term Debt, Less Current Portion	303.6	89.3	—	392.9

Total Capitalization	$601.9	$89.3	$28.6	$719.8

Current Portion of Long-Term Debt	$29.8	$(16.7)	$—	$13.1
Short-Term Debt	$111.9	$(72.6)	$(28.6)	$10.7

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

As of December 8, 2017, there were 1,373 shareholders of record.

The following table sets forth the range of high and low intra-day market prices per share of our common stock and the dividends paid per share for the periods indicated. The closing price of our common stock was $50.18 on December 8, 2017. Past performance is not necessarily indicative of future price performance. You should obtain current market quotations for shares of our common stock.

	Price Range
	High	Low	Dividends Per Share
2014
First Quarter	$33.22	$29.05	$0.345
Second Quarter	34.84	31.62	0.345
Third Quarter	34.00	31.02	0.345
Fourth Quarter	38.55	31.07	0.345
2015
First Quarter	$39.00	$32.99	$0.350
Second Quarter	35.29	32.63	0.350
Third Quarter	37.59	32.75	0.350
Fourth Quarter	38.75	33.75	0.350
2016
First Quarter	$43.29	$34.70	$0.355
Second Quarter	42.93	35.37	0.355
Third Quarter	45.16	38.00	0.355
Fourth Quarter	46.00	37.31	0.355
2017
First Quarter	$46.98	$43.03	$0.360
Second Quarter	$50.47	$44.70	0.360
Third Quarter	$52.20	$47.85	0.360
Fourth Quarter (through December 8, 2017)	$52.84	$48.81	0.360

Our current annual dividend is $1.44 per share of common stock, payable quarterly. However, our Board of Directors reviews our dividend policy periodically and we cannot assure you of the amount of dividends, if any, that may be paid in the future.

UNDERWRITING

RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below (the “Representatives”). Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter’s name:

Underwriter	Number of Shares
RBC Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Janney Montgomery Scott LLC

Total	600,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of common stock (other than those shares covered by the option to purchase additional shares) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $                per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Underwriting Discounts and Expenses

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares:

	No Exercise	Full Exercise
	$	$
Per Unit
Total	$	$

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

Option to Purchase Additional Shares

If the underwriters sell more shares than the total number set forth in the first table of this section, we have granted to the underwriters an option, exercisable at any time before the closing date and only once thereafter within 30 days from the date of this prospectus supplement, to purchase up to 90,000 additional shares at the public offering price less the underwriting discount. To the extent the underwriters exercise the option, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Lock-Up Agreements

We and our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the Representatives (or solely RBC Capital Markets, LLC with respect to our officers and directors, such consent by RBC Capital Markets, LLC not to be granted without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated), offer, sell, sell short, contract to sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock. The Representatives (or, solely RBC Capital Markets, LLC with respect to our officers and directors, such release by RBC Capital Markets, LLC not to be granted without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated) in their sole discretion may release any of the securities subject to these lock-up agreements at any time. Subject to certain conditions, in the case of our officers and directors, the foregoing agreement shall not apply to common stock acquired in the open market after completion of this offering, transfers of common stock as bona fide gifts, or transfers of common stock to a family member of trust.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “UTL.”

Expenses and Reimbursements

We estimate that our portion of the total expenses of this offering will be $0.4 million.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in this offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents, book-runners, lead arrangers or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriters may arrange to sell the common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

LEGAL MATTERS

The validity of the shares of common stock to be sold in this offering will be passed upon for us by Gary Epler, our Chief Regulatory Counsel. As of December 8, 2017, Mr. Epler beneficially owned approximately 9,647 shares of our common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of Unitil Corporation as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of the Company’s internal control over financial reporting incorporated by reference in this prospectus have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

This prospectus supplement is part of a registration statement that we filed with the SEC on Form S-3. This prospectus supplement does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. You may refer to the registration statement and the exhibits for more information about the securities and us. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s website.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information in this prospectus supplement. We incorporate by reference the documents listed below into this prospectus supplement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules), until the offering described in this prospectus supplement is terminated. The documents we incorporate by reference include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Current Report on Form 8-K dated January 25, 2017 (other than Items 7.01 and 9.01 thereof);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017;

•	our Current Report on Form 8-K dated April 21, 2017;

•	our Current Report on Form 8-K dated April 26, 2017 (other than Items 7.01 and 9.01 thereof);

•	our Current Report on Form 8-K/A dated April 26, 2017 (other than Items 7.01 and 9.01 thereof);

•	our Current Report on Form 8-K dated May 1, 2017;

•	our Current Report on Form 8-K dated July 14, 2017;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017;

•	our Current Report on Form 8-K dated November 3, 2017; and

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A filed on November 3, 2017.

You may request a copy of any of these documents at no cost (other than an exhibit to the filing unless we have specifically incorporated that exhibit by reference into the filing), by writing or telephoning us at the following address:

Shareholder Relations

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

http://www.unitil.com

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

PROSPECTUS	Registration No. 333-221333

$75,000,000

Common Stock

By this prospectus, Unitil Corporation may offer from time to time, in one or more offerings, up to $75,000,000 of its common stock.

We will provide the specific terms of any offering in supplements to this prospectus. We can only use this prospectus to offer and sell our common stock by also including a prospectus supplement relating to that offer and sale.

We may sell the common stock directly to you, through agents that we select or through underwriters and dealers that we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

Investing in our common stock involves risks. Please see the section entitled Risk Factors beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the common stock described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the common stock that we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described in the section entitled Where You Can Find More Information.

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, agent, or dealer. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is accurate as of its date. Therefore, before you invest in our common stock, you should carefully read this prospectus and any prospectus supplement relating to the common stock offered to you together with the additional information described in the section entitled Where You Can Find More Information.

In this prospectus, the “Company,” “Unitil,” “we,” “us,” and “our” refer to Unitil Corporation and its subsidiaries, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

This prospectus is part of a registration statement that we filed with the SEC on Form S-3. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. You may refer to the registration statement and the exhibits for more information about the securities and us. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s website.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete. In addition, any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. The documents we incorporate by reference include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Current Report on Form 8-K dated January 25, 2017 (other than Items 7.01 and 9.01 thereof);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017;

•	our Current Report on Form 8-K dated April 21, 2017;

•	our Current Report on Form 8-K dated April 26, 2017 (other than Items 7.01 and 9.01 thereof);

•	our Current Report on Form 8-K/A dated April 26, 2017 (other than Items 7.01 and 9.01 thereof);

•	our Current Report on Form 8-K dated May 1, 2017;

•	our Current Report on Form 8-K dated July 14, 2017;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017;

•	our Current Report on Form 8-K dated November 3, 2017; and

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A filed on November 3, 2017.

You may request a copy of any of these documents at no cost (other than an exhibit to the filing unless we have specifically incorporated that exhibit by reference into the filing) by writing or telephoning us at the following address:

Shareholder Relations

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

http://www.unitil.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference into this prospectus contain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus, including, without limitation, statements regarding the financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our beliefs and current expectations. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those referred to in the section entitled Risk Factors and the following:

•	our regulatory environment (including regulations relating to climate change, greenhouse gas emissions and other environmental matters), which could affect the rates we are able to charge, our authorized rate of return and our ability to recover costs in our rates;

•	fluctuations in the supply of, demand for, and the prices of gas and electric energy commodities and transmission and transportation capacity and our ability to recover energy supply costs in our rates;

•	customers’ preferred energy sources;

•	severe storms and our ability to recover storm costs in our rates;

•	declines in the valuation of capital markets, which could require us to make substantial cash contributions to cover our pension obligations, and our ability to recover pension obligation costs in our rates;

•	general economic conditions, which could adversely affect (i) our customers and, consequently, the demand for our distribution services, (ii) the availability of credit and liquidity resources and (iii) certain of our counterparty’s obligations (including those of our insurers and lenders);

•	our ability to obtain debt or equity financing on acceptable terms;

•	increases in interest rates, which could increase our interest expense;

•	restrictive covenants contained in the terms of our and our subsidiaries’ indebtedness, which restrict certain aspects of our business operations;

•	variations in weather, which could decrease demand for our distribution services;

•	long-term global climate change, which could adversely affect customer demand or cause extreme weather events that could disrupt our electric and natural gas distribution services;

•	numerous hazards and operating risks relating to our electric and natural gas distribution activities, which could result in accidents and other operating risks and costs;

•	catastrophic events;

•	our ability to retain our existing customers and attract new customers; and

•	increased competition.

Many of these risks are beyond our control. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

OUR COMPANY

We are a public utility holding company. The following companies are subsidiaries of Unitil:

•	Unitil Energy Systems, Inc. (“Unitil Energy”);

•	Fitchburg Gas and Electric Light Company (“Fitchburg”);

•	Northern Utilities, Inc. (“Northern Utilities”);

•	Granite State Gas Transmission, Inc. (“Granite State”);

•	Unitil Power Corp. (“Unitil Power”);

•	Unitil Realty Corp. (“Unitil Realty”);

•	Unitil Service Corp. (“Unitil Service”);

•	Unitil Resources, Inc. (“Unitil Resources”);

•	Usource, Inc.; and

•	Usource L.L.C.

Unitil and its subsidiaries are subject to comprehensive regulation by federal and state utility regulatory authorities, including regulation as a holding company system by the Federal Energy Regulatory Commission under the Energy Policy Act of 2005.

Our principal business is the local distribution of electricity and natural gas throughout our service territories in the states of New Hampshire, Massachusetts and Maine. Unitil is the parent company of three distribution utilities: (i) Unitil Energy, which provides electric service in the southeastern seacoast and state capital regions of New Hampshire, including the capital city of Concord; (ii) Fitchburg, which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts; and (iii) Northern Utilities, which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England. In addition, Unitil is the parent company of Granite State, an interstate natural gas transmission pipeline company that provides interstate natural gas pipeline access and transportation services to Northern Utilities in its New Hampshire and Maine service territory. Unitil’s operating revenue is substantially derived from regulated natural gas and electric distribution utility operations.

A fifth utility subsidiary, Unitil Power, formerly functioned as the full requirements wholesale power supply provider for Unitil Energy, but currently has limited business and operating activities. In connection with the implementation of electric industry restructuring in New Hampshire, Unitil Power ceased being the wholesale supplier of Unitil Energy in 2003 and divested substantially all of its long-term power supply contracts through the sale of the entitlements to the electricity associated with those contracts.

Unitil also has three other wholly owned non-utility subsidiaries: (i) Unitil Service; (ii) Unitil Realty; and (iii) Unitil Resources. Unitil Service provides, at cost, a variety of administrative and professional services, including regulatory, financial, accounting, human resources, engineering, operations, technology and energy supply management services on a centralized basis to its affiliated Unitil companies. Unitil Realty owns and manages our corporate office in Hampton, New Hampshire and leases this facility to Unitil Service under a long-term lease arrangement. Unitil Resources is our wholly owned non-regulated subsidiary. Usource, Inc. and Usource L.L.C. (collectively, “Usource”) are indirect subsidiaries of Unitil that are wholly owned by Unitil Resources. Usource provides energy brokering and advisory services to a national client base of large commercial and industrial customers.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described in our filings with the SEC referred to in the section entitled Where You Can Find More Information and in the section entitled Cautionary Statement About Forward-Looking Information, as well as those included in any prospectus supplement hereto. For example, our Annual Report on Form 10-K for the year ended December 31, 2016 contains a discussion of significant risks in the section entitled Risk Factors, which could be relevant to your investment in our common stock. Subsequent filings with the SEC may contain amended and updated discussions of significant risks.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we intend to use the net proceeds that we receive from the sale of the common stock covered by this prospectus for general corporate purposes, including capital contributions to our utility subsidiaries, repayment of debt, acquisitions, capital expenditures and working capital.

The actual application of proceeds that we receive from the sale of any particular offering of common stock using this prospectus will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes general terms that apply to our common stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and Third Amended and Restated By-Laws. See the section entitled Where You Can Find More Information.

Authorized and Outstanding Shares

Our authorized capital stock consists of 25,000,000 shares of common stock, no par value. As of November 1, 2017, 14,120,863 shares of Unitil Corporation’s common stock were issued and outstanding. Unitil Corporation is not authorized to issue any shares of preferred stock. All of the common stock outstanding is fully paid and nonassessable.

Dividend Rights

Holders of our common stock are entitled to those dividends as may be declared from time to time by our Board of Directors. We may pay dividends on our common stock from any funds, property or shares legally available for this purpose.

Voting Rights and Cumulative Voting

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of the holders of our common stock. Holders of common stock do not have cumulative voting rights.

Preemptive Rights

The holders of our common stock have no preemptive rights to purchase additional shares of our common stock or any of our other securities.

Liquidation Rights

In the event that we are liquidated, after payment of our debts and liabilities, the holders of our common stock are entitled to share equally in the balance of our remaining assets, if any.

Transfer Agent and Registrar

Computershare Investor Services serves as the transfer agent and registrar of our common stock.

Staggered Board of Directors

Our Articles of Incorporation, as amended, and our Third Amended and Restated By-Laws provide for a Board of Directors of between nine and fifteen directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of directors is elected for a term of three years. We currently have eleven directors.

Our staggered Board of Directors may delay, deter or prevent a tender offer or takeover attempt that a holder of shares of our common stock might consider is in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares of our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions or other compensation paid to agents; and

•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction. Unless we inform you otherwise in the prospectus supplement, any dealer will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

FINRA Requirements

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the shares of common stock to be sold under this prospectus will be passed upon for us by Gary Epler, our Chief Regulatory Counsel. As of November 1, 2017, Mr. Epler beneficially owned approximately 9,568 shares of our common stock. Certain legal matters with respect to the shares of common stock will be passed upon for any underwriters, dealers or agents, by their own counsel.

EXPERTS

The consolidated financial statements of Unitil Corporation as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of the Company’s internal control over financial reporting incorporated by reference in this prospectus have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

600,000 Shares

Common Stock

P R E L I M I N A R Y   P R O S P E C T U S   S U P P L E M E N T

Joint Book-Running Managers

RBC CAPITAL MARKETS	BOFA MERRILL LYNCH

Co-Manager

JANNEY MONTGOMERY SCOTT

December    , 2017